UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Alexza Pharmaceuticals, Inc.
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ALEXZA PHARMACEUTICALS, INC.
2091 Stierlin Court
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 18, 2010

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Alexza”), will be held on May 18, 2010, at 2:30 p.m. local time at the offices of the Company, 2091 Stierlin Court, Mountain View, California 94043 for the following purposes:

1. To elect the nine nominees for director named herein, each to serve until the 2011 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The Company’s Board of Directors intends to present the following nominees for election as directors:

Thomas B. King	Deepika R. Pakianathan, Ph.D.
Hal V. Barron, M.D., F.A.C.C.	J. Leighton Read, M.D.
Andrew L. Busser	Gordon Ringold, Ph.D.
Samuel D. Colella	Isaac Stein
Alan D. Frazier

2. To ratify the selection by the Audit and Ethics Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 22, 2010 as the record date for identifying those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that day may vote at the annual meeting or any adjournment thereof. In accordance with Delaware law, for ten days prior to the annual meeting of stockholders, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, California, 94043. The list of stockholders will also be available at the annual meeting.

By Order of the Board of Directors

August J. Moretti
Senior Vice President, Chief Financial Officer and
Secretary

Mountain View, California
April 6, 2010

Pursuant to the Internet proxy rules promulgated by the Securities and Exchange Commission, Alexza has elected to provide access to its proxy materials over the Internet. Accordingly, stockholders of record at the close of business on March 22, 2010 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement thereof. Alexza expects to mail the Notice of Internet Availability of Proxy Materials on or about April 6, 2010.

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please vote, as instructed in the Notice of Internet Availability of Proxy Materials, via the Internet or the telephone, as promptly as possible in order to ensure your representation at the annual meeting. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

ALEXZA PHARMACEUTICALS, INC.
2091 Stierlin Court
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
May 18, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What is the Notice of Internet Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received the Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

We intend to mail the Notice of Internet Availability on or about April 6, 2010 to all stockholders of record entitled to vote at the annual meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Why am I being provided access to these materials?

We have provided you access to these proxy materials because the Board of Directors of Alexza Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Alexza”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply vote, as instructed below and in the Notice of Internet Availability, via the Internet or the telephone. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability to request a paper proxy card to submit your vote by mail.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 18, 2010, at 2:30 p.m. local time at the offices of the Company, 2091 Stierlin Court, Mountain View, California 94043. Directions to the annual meeting may be found at www.alexza.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 22, 2010 will be entitled to vote at the annual meeting. On this record date, there were 52,566,338 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 22, 2010 your shares were registered directly in your name with the Company’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote, as instructed below and in the Notice of Internet Availability, via the Internet or the telephone, as promptly as possible to ensure your vote is counted. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability to request a paper proxy card to submit your vote by mail.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 22, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice of Internet Availability is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote, as well as such other business as may properly come before the meeting or any adjournment thereof:

•	Election of nine directors; and

•	Ratification of the selection by the Audit and Ethics Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy on the Internet, vote by proxy over the telephone, or vote by proxy via the mail. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	In Person: To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	Internet: To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Internet Availability. Your vote must be received by 11:59 p.m., Eastern time, on May 17, 2010 to be counted.

•	Telephone: To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice of Internet Availability. Your vote must be received by 11:59 p.m. Eastern time, on May 17, 2010 to be counted.

•	Mail: To vote by mail, you must request a paper proxy card by following the instructions on the Notice of Internet Availability. Once you receive the paper proxy card, complete, sign and date the proxy card where indicated and return it promptly in the prepaid envelope that will be included with the paper proxy card. If we receive your signed proxy card before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice of Internet Availability and voting instructions from that organization rather than from the

Company. You may vote by proxy by following the instructions from your broker, bank or other agent included with the Notice of Internet Availability. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 22, 2010.

What if I submit a proxy via the Internet, by telephone or by mail but do not make specific choices?

If you submit a proxy via the Internet, by telephone or by mail without making voting selections, your shares will be voted “For” the election of all nine nominees for director and “For” ratification of the selection of Ernst & Young LLP. If any other matter is properly presented at the annual meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability or set of proxy materials?

If you receive more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 2091 Stierlin Court, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that will be counted.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 7, 2010, to Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on February 17, 2011 nor earlier than the close of business on January 18, 2011.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for such proposals, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	For the election of directors, the nine nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the ratification of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2010, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 52,566,338 shares outstanding and entitled to vote. Thus, the holders of at least 26,283,170 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended report on Form 8-K to publish the final results.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALEXZA SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, stockholders will elect members of the Company’s Board of Directors (the “Board”) to hold office until the 2011 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director’s earlier death, resignation or removal. There are nine nominees for election this year. Each such nominee is currently a director of the Company, and each such nominee, except Mr. Busser, was previously elected by the stockholders.

Pursuant to an Amended and Restated Purchase Option Agreement (the “Purchase Agreement”) dated June 15, 2009 among the Company, Symphony Allegro Holdings LLC (“Symphony”) and Symphony Allegro, Inc. (“Symphony Allegro”), for so long as Symphony owns at least 10% of the outstanding shares of the Company’s common stock, the Company will nominate and use its commercially reasonable efforts, subject to applicable law and the rules and regulations of the SEC and Nasdaq Global Market (“Nasdaq”), to cause to be elected and cause to remain as a director on the Board one individual designated by Symphony. Pursuant to these obligations, effective September 23, 2009, Andrew Busser, a Managing Member of Symphony, was appointed to the Board.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote. If properly submitted, shares represented by proxy will be voted for the election of the nine nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holders may determine. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

Current Directors and Nominees

The names of the nominees and certain information about them, including their ages as of March 22, 2010, are set forth below:

		Position Held with		Director
Name of Nominee	Age	Company	Committees	Since

Thomas B. King	55	Director, President and Chief Executive Officer		2003
Hal V. Barron, M.D., F.A.C.C.	47	Director	Compensation	2007
Andrew L. Busser	41	Director		2009
Samuel D. Colella	70	Director	Compensation (Chair), Corporate Governance and Nominating	2002
Alan D. Frazier	58	Director	Audit and Ethics (Chair)	2002
Deepika R. Pakianathan, Ph.D.	45	Director	Compensation	2004
J. Leighton Read, M.D.	59	Director	Audit and Ethics	2004
Gordon Ringold, Ph.D.	59	Director	Compensation	2001
Isaac Stein	63	Director (Lead)	Audit and Ethics, Corporate Governance and Nominating (Chair)	2001

Thomas B. King has served as our President, Chief Executive Officer and a member of our Board since June 2003. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a biopharmaceutical development company. From January 1994 to February 2001, Mr. King held various senior executive positions at Anesta Corporation, a publicly-traded pharmaceutical company, including President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors until it was acquired by Cephalon, Inc., a publicly-traded biopharmaceutical company. Mr. King is a member of the board of directors of Achaogen, Inc., a privately-held biotechnology company. The Board believes that Mr. King’s position as the Company’s Chief Executive Officer and his prior experience as chief executive officer at similar companies, including a publicly-traded company, enables him to contribute to the Board his extensive knowledge of the Company and its industry and provide Board continuity. Mr. King received an M.B.A. from the University of Kansas and a B.A. in chemistry from McPherson College.

Hal V. Barron, M.D., F.A.C.C. has served as a member of our Board since December 2007. In April 2009, Dr. Barron became Executive Vice President of Genentech, Inc. and Chief Medical Officer of F. Hoffman-La Roche, Ltd., a pharmaceutical company, following La Roche, Ltd.’s acquisition of Genentech, Inc. Previously, starting in December 2003, Dr. Barron served as Senior Vice President of Development at Genentech, Inc. and as Chief Medical Officer since March 2004. Dr. Barron joined Genentech, Inc. in 1996 as a clinical scientist and in 2002 he was promoted to Vice President of Medical Affairs. Dr. Barron’s academic positions include Associate Adjunct Professor of Epidemiology and Biostatistics and Associate Clinical Professor of Medicine/Cardiology at the University of California, San Francisco. The Board believes that Dr. Barron’s experience as chief medical officer, vice president and clinical scientist of a large, publicly-traded pharmaceutical company gives him relevant industry experience, and his tenure with Genentech, Inc. in a variety of positions has provided him with the knowledge of the multiple stages of development of pharmaceutical companies and the challenges the Company will face at each stage. Dr. Barron received his B.S. in physics from Washington University in St. Louis, his M.D. from Yale University and completed his training in medicine and cardiology at the University of California, San Francisco.

Andrew L. Busser has served as a member of our Board since September 2009. Mr. Busser is currently a Partner, Managing Member and Co-Founder of Symphony Capital LLC, an investment firm, and a Managing Member of Symphony. Prior to founding Symphony Capital LLC in 2002, Mr. Busser co-founded Wilkerson Partners LLC, a management consulting firm, in 2000. From 1997 to 2000, Mr. Busser served as a management consultant with The Wilkerson Group / IBM Healthcare Consulting. From 1993 to 1997, Mr. Busser was in sales and marketing management at The DuPont Merck Pharmaceutical Co., focusing on cardiovascular and neurology markets. The Board believes that Mr. Busser’s strong background in management consulting and the pharmaceutical industry offers a unique perspective to assist the Company. Mr. Busser received an A.B in History from Colgate University.

Samuel D. Colella has served as a member of our Board since September 2002. In 1999, Mr. Colella co-founded Versant Ventures, a venture capital firm, and has served as a managing director since its formation. Mr. Colella has served as general partner of Institutional Venture Partners, a venture capital firm, since 1984. Mr. Colella is a member of the board of directors of Genomic Health, Inc., a publicly-traded molecular diagnostics company, Jazz Pharmaceuticals, Inc., a publicly-traded pharmaceutical medicine company, and various private companies. From 1997 to 2007, Mr. Colella also served as a director of Solta Medical f/k/a Thermage, Inc., a publicly-traded aesthetic medical company, and Symyx Technologies, Inc., a publicly-traded software and scientific database company. The Board believes that Mr. Colella’s past service as a director of multiple publicly-traded companies gives him relevant experience with the issues that publicly-traded companies face, and his tenure with the Company provides continuity and experience that is important to assist the functioning of the Board. Mr. Colella received an M.B.A. from Stanford University and a B.S. in business and engineering from the University of Pittsburgh.

Alan D. Frazier has served as a member of our Board since September 2002. In 1991, Mr. Frazier founded Frazier Healthcare Ventures, a venture capital firm, and has served as the managing principal since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a publicly-traded biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the audit department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier is a member of the board of directors of Cadence Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, and various privately-held biopharmaceutical companies. From 1997 to 2006, Mr. Frazier was a director of Rigel Pharmaceuticals, a publicly-traded pharmaceutical company. Mr. Frazier is also the managing general partner of Frazier Management LLC. The Board believes that Mr. Frazier’s background in finance and as an auditor combined with his experience in the biopharmaceutical industry make him well suited to aid the Company. Mr. Frazier received a B.A. in economics from the University of Washington.

Deepika R. Pakianathan, Ph.D. has served as a member of our Board since November 2004. Since 2001, Dr. Pakianathan has served as a general partner at Delphi Ventures, a venture capital firm focusing on healthcare investments. From 1998 to 2001, Dr. Pakianathan was a senior biotechnology banker at JPMorgan. Prior to joining JPMorgan, Dr. Pakianathan was a research analyst at Genesis Merchant Group, a private investment partnership, from 1997 to 1998 and a post-doctoral scientist at Genentech, Inc. from 1993 to 1997. Dr. Pakianathan is a director of various private healthcare companies. The Board believes that Dr. Pakianathan’s experience overseeing multiple healthcare companies as a director and prior work as a biotechnology investment banker provide knowledge related to the Company’s industry sector to aid in overseeing the business development and strategy of the Company. Dr. Pakianathan received a Ph.D. in immunology and an M.S. in biology from Wake Forest University, and an M.Sc. in biophysics and a B.Sc from the University of Bombay.

J. Leighton Read, M.D. has served as a member of our Board since November 2004. Since 2001, Dr. Read has served as a general partner in three funds at Alloy Ventures, a venture capital firm. Dr. Read founded Aviron, a biopharmaceutical company, and served as its Chairman and Chief Executive Officer until 1999 and as a director until its acquisition by MedImmune, LLC, in 2002. In 1989, Dr. Read co-founded Affymax NV, a biopharmaceutical company. Dr. Read is a member of the board of directors of various private companies. The Board believes that Dr. Read’s background in founding multiple biopharmaceutical companies brings experience to assist the Company in guiding it through the processes of drug development and commercialization. Dr. Read has received several awards for co-inventing the technology underlying the Affymetrix GeneChip. Dr. Read received an M.D. from the University of Texas Health Science Center at San Antonio and a B.S. in psychology and biology from Rice University.

Gordon Ringold, Ph.D. has served as a member of our Board since June 2001. Since March 2000, Dr. Ringold has served as Chairman and Chief Executive Officer of Alavita, Inc., a biotechnology company. From March 1995 to February 2000, Dr. Ringold served as Chief Executive Officer and Scientific Director of Affymax Research Institute where he managed the development of novel technologies to accelerate the pace of drug discovery. Dr. Ringold is also a member of the board of directors of Maxygen, Inc., a publicly-traded biopharmaceutical company, and 3V Bio-Pharma, a privately-held biotechnology company, and was a member of the board of directors of Oxonica plc, a publicly-traded nanotechnology company, from 2005 to 2009. The Board believes that Dr. Ringold’s experience as both chief executive officer and director of multiple biotechnology and biopharmaceutical companies, as well as his work with technologies to advance drug discovery are important to the Company in its long-term goals to commercialize multiple products in connection with the Staccato system. Dr. Ringold received a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Dr. Ringold also received a B.S. in biology from the University of California, Santa Cruz.

Isaac Stein has served as a member of our Board since June 2001. Since November 1982, Mr. Stein has been President of Waverley Associates, Inc., a private investment firm. He is also the emeritus Chairman of the Board of Trustees of Stanford University and is the Chairman of the board of directors of Maxygen, Inc., a biopharmaceutical company. Mr. Stein is also a director of American Balanced Fund, Inc., International Growth and Income Fund, Inc., and The Income Fund of America, Inc. (part of the American Funds family of mutual funds). The Board believes that Mr. Stein’s tenure as a director of the Company provides continuity and experience that is important in his role as lead director. Mr. Stein also contributes relevant industry experience through his position as the chair of Maxygen’s board of directors and financial experience through his work with investment funds. Mr. Stein received an M.B.A. and J.D. from Stanford University and a B.A. in mathematical economics from Colgate University.

Required Vote

The nine nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Barron, Mr. Colella, Mr. Frazier, Dr. Pakianathan, Dr. Read, Dr. Ringold, and Mr. Stein. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board has a lead independent director, Mr. Stein, who fulfills the duties and possesses the powers of the Board Chair when such position has not been appointed. In such capacity, Mr. Stein has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors and to set meeting agendas. Accordingly, the lead independent director has substantial ability to shape the work of the Board when fulfilling the duties of the Board Chair. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board.

Role of the Board in Risk Oversight

One of the Board’s functions is informed oversight of the Company’s risk management processes. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board’s Audit and Ethics Committee has the responsibility to consider and discuss the Company’s major financial risk exposures and the steps the Company’s management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit and Ethics Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of the Company’s internal audit function. The Board’s Corporate Governance and Nominating Committee monitors the effectiveness of the Company’s corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Board’s Compensation Committee assesses and monitors whether any of the Company’s compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met nine times during 2009 and acted by unanimous written consent six times. All directors, except Dr. Barron, attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which they served during the portion of the fiscal year for which they were directors or committee members, respectively. Dr. Barron attended four of the nine Board meetings and all of the Compensation Committee meetings in 2009. Mr. Busser attended all Board meetings held after his appointment in September 2009.

As required under applicable Nasdaq listing standards, in fiscal 2009, the Company’s independent directors met nine times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director presided over such sessions.

Information Regarding Committees of the Board of Directors

Standing committees of the Board include an Audit and Ethics Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit and Ethics Committee

The Audit and Ethics Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company, and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company. Specifically, the Audit and Ethics Committee (i) is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm; (ii) reviews, prior to publication, the Company’s annual financial statements with management and the Company’s independent registered public accounting firm; (iii) reviews with the Company’s independent registered public accounting firm the scope, procedures and timing of the annual audits; (iv) reviews the Company’s accounting and financial reporting principles and practices; (v) reviews the adequacy and effectiveness of the Company’s internal accounting controls; (vi) reviews the scope of other auditing services to be performed by the independent registered public accounting firm; (vii) reviews the independence and effectiveness of the Company’s independent registered public accounting firm and their significant relationships with the Company; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit and Ethics Committee charter on an annual basis; (x) reviews with management and the Company’s independent registered public accounting firm quarterly financial results, and the results of any significant matters identified as a result of the independent registered public accounting firm’s review procedures, prior to filing any Form 10-Q; and (xi) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Audit and Ethics Committee deems appropriate.

During 2009, the Company’s Audit and Ethics Committee met five times. The Audit and Ethics Committee was comprised of Alan D. Frazier (Chair), J. Leighton Read, M.D. and Isaac Stein. The Audit and Ethics Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Frazier joined the Audit and Ethics Committee and became its Chair upon its formation on September 20, 2002. The Board has determined that Mr. Frazier is an “audit committee financial expert” as defined under the Exchange Act. The Board has determined that all members of the Audit and Ethics Committee are “independent” as defined under the Exchange Act and the listing standards of Nasdaq.

The Board has adopted an Audit and Ethics Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Report of the Audit and Ethics Committee of the Board of Directors1

The Audit and Ethics Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls.

The Audit and Ethics Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management of the Company. The Audit and Ethics Committee has discussed significant accounting policies applied by the Company in its consolidated financial statements, as well as alternative treatments. Management represented to the Audit and Ethics Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit and Ethics Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit and Ethics Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Audit and Ethics Committee has discussed with the independent registered public accounting firm the accountant’s independence from the Company and its management, including the matters in the written disclosures required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence. The Audit and Ethics Committee has received the letter from the independent registered public accounting firm required therein. The Audit and Ethics Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit and Ethics Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit and Ethics Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit and Ethics Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit and Ethics Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit and Ethics Committee recommended to the Board that, and the Board has approved, the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Board has also approved, subject to stockholder ratification, the Audit and Ethics Committee’s selection of the Company’s independent registered public accounting firm.

AUDIT AND ETHICS COMMITTEE

Alan D. Frazier (Chair)
J. Leighton Read, M.D.
Isaac Stein

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate goals and objectives relevant to the compensation of the Company’s executive officers, the weighting of corporate and individual performance relating to compensation and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service of the Company’s President and Chief Executive Officer and the other executive officers including all forms of salary paid to executive officers of the Company and the grant of all forms of bonus and stock compensation provided to executive officers of the Company; and

•	administration of the Company’s equity compensation plans and other similar plans and programs.

Commencing in 2007, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee is appointed by our Board and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent directors” for purposes of the Nasdaq listing standards. Our Compensation Committee is comprised of Samuel D. Colella (Chair), Hal Barron, M.D., F.A.C.C., Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D. During 2009, the Company’s Compensation Committee met two times.

The Compensation Committee reviews and recommends to our Board an executive officer compensation program intended to link compensation with our compensation philosophy. The Compensation Committee annually reviews our executive officers’ compensation to determine whether it provides adequate incentives. The Compensation Committee’s most recent review occurred in January 2010. The Board has adopted a Compensation Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

For more information about our Compensation Committee and our compensation program, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

Isaac Stein (Chair) and Samuel D. Colella are the current members of the Company’s Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time in 2009. Other members of the Board are invited and often attend such meetings. The Board has determined that all members of the Corporate Governance and Nominating Committee are “independent” as defined under the Exchange Act and the listing standards of Nasdaq.

The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board (including those proposed by stockholders) and makes recommendations to the Board on potential Board members (whether created by vacancies or as part of the annual election cycle). The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Company’s annual meeting of stockholders.

In evaluating the suitability of individuals for Board membership or continued Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded pharmaceutical company; the individual’s understanding of the Company’s business; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best achieve success for the Company and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. While the Company does not have a policy regarding Board diversity, it is one of a number of factors that the Corporate Governance and Nominating Committee takes into account in identifying nominees, and the committee believes it is important that the Board members represent diverse viewpoints, skill sets and backgrounds. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or product commercialization experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees.

From time to time, the Corporate Governance and Nominating Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must timely submit a written notice to the Corporate Secretary of the Company, whose address is 2091 Stierlin Court, Mountain View, CA 94043. The Company’s Bylaws, as amended (the “Bylaws”), set forth the procedures a stockholder must follow to nominate directors. For a stockholder to nominate a candidate for director at the 2011 Annual Meeting of Stockholders, notice of the nomination must be received by the Company prior to February 17, 2011. The notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected). The Corporate Governance and Nominating Committee will consider any nominee properly presented by a stockholder, and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. Copies of the Bylaws may be obtained by writing to the Corporate Secretary at the above address.

In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management and considers conflicts of interest involving executive officers or Board members. Stockholders wishing to submit recommendations for our 2011 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee, in care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described in the section entitled “Stockholder Proposals” below.

The Board has adopted a Corporate Governance and Nominating Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Stockholder Communications With the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or any Chair of any such committee by U.S. mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. Such correspondence should be sent c/o Corporate Secretary, Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, CA 94043.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Director Attendance at Annual Meeting

The Company encourages all directors to attend each annual meeting of stockholders. In furtherance of this policy and to maximize the attendance of directors at annual meetings, the Company generally schedules annual meetings of stockholders on the same day, and in the same location, as a regularly scheduled meeting of the Board. Dr. Read and Mr. Stein of our Board attended the 2009 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 31, 2009, members of the Company’s Compensation Committee consisted of Samuel D. Colella (Chair), Hal Barron, M.D., F.A.C.C., Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D., none of whom is currently, or has ever been at any time since the Company’s formation, one of the Company’s officers or employees. In addition, none of our executive officers has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Conduct

The Company has adopted the Alexza Pharmaceuticals, Inc. Code of Business Conduct for Employees, Executive Officers and Directors (the “Code of Conduct”), which applies to all directors and employees, including executive officers, including, without limitation, the Company’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct is filed as an exhibit on the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Ethics Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. The Company is submitting the Audit and Ethics Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the 2010 Annual Meeting of Stockholders. Ernst & Young LLP has audited the Company’s consolidated financial statements since inception. The Company expects that representatives of Ernst & Young LLP will be present at the 2010 annual meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Required Vote

Neither the Bylaws nor any other governing document or law requires that the stockholders ratify the selection of Ernst &Young LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit and Ethics Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit and Ethics Committee in its discretion may change the appointment at any time during the year if the Audit and Ethics Committee determines that such a change would be in the best interests of the Company and its stockholders.

If a quorum is present and voting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting on the proposal will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Principal Accountant Fees and Services

In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following table presents aggregate fees billed for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2009 and 2008, and aggregate fees billed for other services rendered by Ernst & Young LLP during those periods.

	2009	2008

Audit fees(1)	$898,190	$642,289
Tax fees(2)	34,940	231,903
All other fees(3)	—	1,500

Total	$933,130	$875,692

(1)	Audit fees consisted of professional services rendered by Ernst & Young LLP for the integrated audits of our annual consolidated financial statements, including the audit of the consolidated financial statements, the audit of internal control over financial reporting, the review of unaudited interim consolidated financial statements included in our quarterly reports on Form 10-Q, consultation regarding financial accounting and reporting standards billed as audit services, as well as assistance with and review of our Registration Statement filings on Form S-1, Form S-3 and Form S-8 filed with the SEC. During 2009, these fees also included assistance with and review of our filings with the SEC pertaining to our acquisition of Symphony Allegro, Inc.

(2)	For the year ended December 31, 2009, tax fees primarily included income tax preparation fees. For the year ended December 31, 2008, tax fees primarily included income tax return preparation fees and international tax planning fees.

(3)	Other fees consist of subscription fees paid for access to Ernst & Young’s Accounting & Auditing Research Tool.

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit and Ethics Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit and Ethics Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will discuss with the Audit and Ethics Committee the services expected to be rendered by the independent registered public accounting firm during that year for each of four categories of services.

1. Audit services include audit work performed in the preparation of financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding the proper application of financial accounting and/or reporting standards.

2. Audit related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, tax advice and tax return preparation. The Company retains its independent registered public accounting firm for corporate income tax return preparation.

4. Other services include those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit and Ethics Committee pre-approves all audit and permissible non-audit services to be provided by its independent registered public accounting firm.

The Audit and Ethics Committee pre-approved all audit related, tax and other services rendered in 2009 and did not rely on the waiver of pre-approval requirement provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act.

EXECUTIVE OFFICERS

Our executive officers and key employees as of March 22, 2010, are as follows:

Name	Age	Position

Thomas B. King	55	President, Chief Executive Officer and Director
James V. Cassella, Ph.D.	55	Senior Vice President, Research and Development
August J. Moretti	59	Senior Vice President, Chief Financial Officer and Secretary
Michael J. Simms	48	Senior Vice President, Operations and Quality
Joseph L. Baker	55	Vice President, Commercial Manufacturing
Robert S. Fishman, M.D., F.C.C.P.	48	Vice President, Clinical Operations
Emily Lee Kelley, SPHR	52	Vice President, Human Resources
Christopher Kurtz	43	Vice President, Global Supply Chain and Sustainment Engineering
Peter D. Noymer, Ph.D.	43	Vice President, Product Research & Development
Mark K. Oki	41	Vice President, Finance and Controller

Thomas B. King. See Mr. King’s biography in Proposal Number 1 — Election of Directors.

James V. Cassella, Ph.D. has served as our Senior Vice President, Research and Development since June 2004. From April 1989 to April 2004, Dr. Cassella held various management positions at Neurogen Corporation, a publicly-traded biotechnology company, including Senior Vice President of Clinical Research and Development from January 2003 to June 2004. Prior to Neurogen, Dr. Cassella was Assistant Professor of Neuroscience at Oberlin College. Dr. Cassella received a Ph.D. in physiological psychology from Dartmouth College, completed a postdoctoral fellowship in the Department of Psychiatry at the Yale University School of Medicine and received a B.A. in psychology from the University of New Haven.

August J. Moretti has served as our Senior Vice President and Chief Financial Officer since February 2005 and as our Secretary since December 2005. From August 2004 to February 2005, Mr. Moretti was our part time Chief Financial Officer. From January 2001 to January 2005, Mr. Moretti served as Chief Financial Officer and General Counsel at Alavita, Inc. (formerly known as SurroMed, Inc.), a biotechnology company. From January 1982 to December 2000, Mr. Moretti was a member of Heller Ehrman White & McAuliffe LLP, an international law firm. Mr. Moretti received a J.D. from Harvard Law School and a B.A. in economics from Princeton University.

Michael J. Simms has served as our Senior Vice President, Operations and Quality since December 2009 and served as our Senior Vice President, Operations and Manufacturing from February 2008 to December 2009. From May 2007 to February 2008, Mr. Simms served as Senior Vice President, Manufacturing Operations and from June 2004 to May 2007 served as Vice President, Manufacturing of Nektar Therapeutics, a publicly-traded biopharmaceutical company. From August 2002 to June 2004, Mr. Simms worked as an independent consultant to develop manufacturing strategies and business plans for various early stage and small commercial stage companies. Prior to this, Mr. Simms held executive level positions at various life science companies. Mr. Simms holds an M.B.A from Pepperdine University and a B.S. in chemical engineering from the University of Missouri-Rolla.

Joseph L. Baker has served as our Vice President, Commercial Manufacturing since June 2008 and served as our Vice President, Commercial Manufacturing and Global Supply Chain from November 2006 to June 2008. From 1999 to 2006, Mr. Baker was General Manager for Watson Laboratories, Inc., a subsidiary of Watson Pharmaceuticals, Inc., a publicly-traded specialty pharmaceutical company, where he was responsible for all activities for the Salt Lake City manufacturing facility. He was previously Director, Oral Product R&D and Director, Operations Technical Services for Theratech, Inc., a publicly-traded medical device company, from 1995 to 1999. Prior to Watson Laboratories and Theratech, Mr. Baker held various management and technical positions with Lohmann Therapy Systems from 1993 to 1995 and Lederle Laboratories from 1974 to 1993. Mr. Baker holds an undergraduate degree in natural sciences, with a concentration in chemistry, from Thomas A. Edison College.

Robert S. Fishman, M.D., F.C.C.P.  has served as our Vice President, Clinical Development since May 2008, and served as our Vice President, Medical Affairs from September 2007 to May 2008. Prior to Alexza, Dr. Fishman

served as Senior Vice President, Clinical Development for Anthera Pharmaceuticals, Inc., a privately-held pharmaceutical company, from 2005 to 2007. Previously, he was Vice President, Scientific Affairs for Aerogen, Inc., a publicly-traded specialty pharmaceutical company, where he served in various capacities from 1998 to 2005. Prior to Aerogen, Dr. Fishman was Director of Clinical Affairs for Heartport, Inc., a publicly-traded medical device company, from 1995 to 1998. Dr. Fishman was Assistant Professor of Medicine, Pulmonary and Critical Care Medicine, at Stanford University School of Medicine from 1993 to 1995. He completed a fellowship in pulmonary and critical care medicine at Massachusetts General Hospital from 1989 to 1992. Dr. Fishman holds an M.D. from Stanford University School of Medicine and an A.B. in biology from Harvard University.

Emily Lee Kelley, SPHR has served as our Vice President, Human Resources since October 2002. From October 2001 to October 2002, Ms. Kelley provided human resources consulting services to us and Versicor, Inc., a majority owned subsidiary of Sepracor Inc., a publicly- traded pharmaceutical company. From 1995 to 2001, Ms. Kelley served as Vice President of Human Resources, Finance and Operations at Affymax Research Institute, a pharmaceutical company, and oversaw human resource matters for Maxygen, Inc., a publicly-traded biotechnology company. Ms. Kelley received a B.S. in organizational behavior and industrial relations from the University of California, Berkeley.

Christopher Kurtz has served as our Vice President, Global Supply Chain and Sustainment Engineering since June 2008. Mr. Kurtz was most recently Vice President of Research and Development and Director, Pharmaceutical Manufacturing and Development for Novo Nordisk Delivery Technologies, a pharmaceutical company, from June 2006 to May 2008. Prior to his tenure at Novo, he held positions as Senior Director, Process Engineering for ALZA Corporation, a division of Johnson and Johnson, a pharmaceutical and medical systems company, from January 2006 to June 2006. He was previously Director, Operations Engineering and Director Manufacturing Engineering for Nektar Therapeutics, a publicly-traded biopharmaceutical company, from 2001 to 2006, and also held previous positions at PowderJect Pharmaceuticals, PLC, Monsanto, Inc., Hauser Chemical Research, and spent 6 years in the US Navy Submarine Force. Mr. Kurtz holds a B.S. degree in chemical engineering with a chemistry minor from University of Colorado at Boulder.

Peter D. Noymer, Ph.D. has served as our Vice President, Product Research and Development since January 2009. Dr. Noymer served as our Senior Director, Product Research & Development from January 2008 to January 2009 and as our Senior Director, Product Design & Development from August 2006 to January 2008. From September 1999 to July 2006, Dr. Noymer held various management positions at Aradigm Corporation, a publicly-traded specialty pharmaceutical company, most recently Director, Systems Engineering. Prior to Aradigm, Dr. Noymer held an appointment as Visiting Assistant Professor at Carnegie Mellon University, as well as various engineering positions at General Electric, a publicly-traded company. Dr. Noymer received M.S. and Ph.D. degrees in mechanical engineering from M.I.T., and a B.S. degree in mechanical & aerospace engineering from Princeton University.

Mark K. Oki has served as our Vice President, Finance and Controller since February 2010 and served as our Controller from April 2006 to February 2010. From June 2001 to April 2006, Mr. Oki served as the Controller of Pharmacyclics, Inc, a publicly-traded development stage pharmaceutical company. From 1998 to 2001, Mr. Oki held several positions, most recently as Assistant Controller, at Incyte Genomics, Inc., now Incyte Corporation, a publicly-traded company. From 1992 to 1997, Mr. Oki held several positions at Deloitte & Touche LLP, a public accounting firm. Mr. Oki received his B.S. degree in business administration with a concentration in accounting from San Jose State University.

Our officers are appointed by and serve at the discretion of our Board. There are no family relationships between our directors, nominees for director and executive officers.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of February 28, 2010 by (i) each stockholder that is known by the Company to beneficially own more than 5% of the common stock, (ii) each of the Company’s named executive officers named in the Summary Compensation Table, (iii) each director and nominee for director and (iv) all executive officers and directors as a group.

Percentage of ownership is based upon 52,566,338 shares outstanding as of February 28, 2010. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options, restricted stock units (“RSUs”), or warrants currently exercisable or exercisable within 60 days after February 28, 2010 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, RSUs, or warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, the Company believes each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the footnotes to the table, the address of each individual listed in the table is c/o Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, CA 94043.

		Shares
		Issuable
		Pursuant
		to Options
		or Warrants
		Exercisable	Percentage
	Number of	Within 60	of Shares
	Shares	Days of	Beneficially
Beneficial Owner	Outstanding	February 28, 2010	Owned(1)

5% Stockholders
Entities affiliated with Symphony Capital Partners LP(2)	6,724,000	3,362,000	18.03%
Entities affiliated with Abingworth Bioventures(3)	3,521,207	—	6.70%
Entities affiliated with T. Rowe Price Associates, Inc.(4)	2,429,600	—	4.99%
Entities affiliated with Samuel D. Isaly(5)	1,884,900	—	4.99%

Named Executive Officers and Directors
Thomas B. King(6)	191,952	746,332	1.76%
James V. Cassella, Ph.D.	12,219	297,449	*
August J. Moretti	35,898	271,795	*
Michael J. Simms	26,312	134,416	*
Anthony G. Tebbutt(7)	3,983	158,362	*
Hal V. Barron, M.D., F.A.C.C.(8)	16,014	16,015	*
Andrew, L. Busser(9)	4,004	3,645	*
Samuel D. Colella(10)	2,200,032	33,983	4.25%
Alan D. Frazier(11)	2,200,921	33,983	4.25%
Deepika R. Pakianathan, Ph.D.(12)	1,006,692	33,983	1.98%
J. Leighton Read, M.D.(13)	1,369,964	33,983	2.67%
Gordon Ringold, Ph.D.(14)	123,569	33,983	*
Isaac Stein(15)	136,336	33,983	*
All directors and executive officers as a group (13 persons)(16)	7,327,896	1,831,912	16.84%

*	Less than 1% of our outstanding common stock.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

(2)	Includes 6,280,742 shares and a warrant to purchase 3,140,372 shares held by Symphony Capital Partners, L.P. (“SCP LP”) and 443,258 shares and a warrant to purchase 221,628 shares held by Symphony Strategic Partners LLC. Symphony GP, LLC (“SGP LLC”) is the general partner of Symphony Capital GP, L.P. (“SC GP

LP”), which is the general partner of SCP L.P. Mark Kessel and Harri V. Taranto are managing members of SGP LLC and Symphony Strategic Partners LLC (together, with SCP LP and SC GP LP, the “Symphony Entities”). Mr. Kessel, Mr. Taranto and the Symphony Entities have the right to appoint one representative to the Board and have appointed Andrew L. Busser to hold such position. Mr. Kessel, Mr. Taranto and the Symphony Entities have shared voting and dispositive control over all shares and warrants held by the Symphony Entities. Mr. Kessel and Mr. Taranto disclaim beneficial ownership of the shares and warrants held by the Symphony Entities except to the extent of their pecuniary interest therein. The address for the Symphony Entities is 875 Third Avenue, 3rd Floor, New York, NY 10022.

(3)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2010. Includes 1,444,529 shares held by Abingworth Bioventures IV LP, 12,383 shares held by Abingworth Bioventures IV Executives LP, 1,284,261 shares held by Abingworth Bioventures V LP and 780,034 shares held by Abingworth Bioequities Master Fund LTD (collectively the “Abingworth Entities”). Excludes a warrant to purchase 775,862 shares held by Abingworth Bioventures V LP and a warrant to purchase 387,931 shares held by Abingworth Bioequities Master Fund LTD. The exercise of such warrants is limited to the extent that the total number of shares held be such beneficial owner after the exercise of the warrants shall not exceed 4.999% of the total number of the then issued and outstanding shares of the Company. Abingworth Management Limited and Abingworth LLP have shared voring and dispositive power over all shares and warrants held by the Abingworth Entities. The address for the Abingworth Entities is Princess House, 38 Jermyn Street, London, England SW1Y 6DN.

(4)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2010. All shares beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”). Excludes warrants to purchase an aggregate of 904,410 shares. The exercise of such warrants is limited to the extent that the total number of shares held be such beneficial owner after the exercise of the warrants shall not exceed 4.999% of the total number of the then issued and outstanding shares of the Company. Price Associates serves as investment adviser of its clients. Price Associates has sole voting power over 379,100 shares and warrants to purchase 69,660 shares held by Price Associates and dispositive power over all of the shares and warrants held by Price Associates. Any and all discretionary authority that has been delegated to Price Associates may be revoked in whole or in part at any time. The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(5)	Based solely upon a Schedule 13G filed with the SEC on February 12, 2010. Includes shares held by OrbiMed Advisors LLC and shares held by OrbiMed Capital LLC. Excludes warrants to purchase an aggregate of 1,474,200 shares held by OrbiMed Advisors LLC and OrbiMed Capital LLC. The exercise of such warrants is limited to the extent that the total number of shares held be such beneficial owner after the exercise of the warrants shall not exceed 4.999% of the total number of the then issued and outstanding shares of the Company. The securities are held on behalf of other persons and Samuel D. Isaly, OrbiMed Advisors LLC and OrbiMed Capital LLC have shared voting and dispositive power over the shares and the warrants. The address for the entities affiliated with Samuel D. Isaly is 767 Third Avenue, 30th Floor, New York, NY 10017.

(6)	Includes 75,845 shares held by Mr. King. Includes 116,107 shares held by the Thomas and Beth King 2000 Family Trust, of which Mr. King and his spouse are trustees and have shared voting and dispositive powers over the shares. Includes a warrant to purchase 58,190 shares held by Mr. King.

(7)	Mr. Tebbutt’s employment with the Company terminated on May 31, 2009.

(8)	Excludes 18,908 RSUs held by Dr. Barron that do not vest within 60 days of February 28, 2010.

(9)	Excludes 18,908 RSUs held by Mr. Busser that do not vest within 60 days of February 28, 2010.

(10)	Includes 16,904 shares held by Mr. Colella and excludes 19,958 RSUs held by Mr. Colella that do not vest within 60 days of February 28, 2010. Includes 2,153,442 shares held by Versant Venture Capital II, L.P., 10,440 shares held by Versant Affiliates Fund II-A, L.P. and 19,246 shares held by Versant Side Fund II, L.P. (collectively the “Versant Funds”). Mr. Colella is a managing director of Versant Ventures II, LLC, which is the general partner of each of the Versant Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with the Versant Funds is 3000 Sand Hill Road, Building 4, Ste. 210, Menlo Park, CA 94025.

(11)	Includes 17,794 shares held by Mr. Frazier and excludes 21,008 RSUs held by Mr. Frazier that do not vest within 60 days of February 28, 2010. Includes 583,931 shares held by Frazier Healthcare III, L.P., 1,586,752 shares held by Frazier Healthcare IV, L.P., 4,390 shares held by Frazier Affiliates III, L.P. and 8,054 shares held by Frazier Affiliates IV, L.P. (collectively the “Frazier Funds”). Mr. Frazier is the president and controlling stockholder of Frazier and Company, Inc., the managing director of FHM III, LLC, which is the general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P., and he shares voting and investment power over the shares held by these entities. He is also a managing member of FHM IV, LLC, which is the general partner of FHM IV, LP, which is the general partner of Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., and he shares voting and investment power over the shares held by those entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with the Frazier Funds is Two Union Square, Suite 3200, 601 Union Street, Seattle, WA 98101.

(12)	Includes 17,014 shares held by Dr. Pakianathan and excludes 18,908 RSUs held by Dr. Pakianathan that do not vest within 60 days of February 28, 2010. Includes 979,880 shares held by Delphi Ventures VI, L.P. and 9,798 shares held by Delphi BioInvestments VI, L.P. (together, the “Delphi Funds”). Dr. Pakianathan is a managing member of Delphi Management Partners VI, LLC, which is the general partner of each of the Delphi Funds, and she shares voting and investment power over the shares held by these entities. She disclaims beneficial ownership of the shares held by these entities, except to the extent of her proportionate pecuniary interest therein. The address for all entities and individuals affiliated with the Delphi Funds is 3000 Sand Hill Road, Building 1, Ste. 135, Menlo Park, CA 94025.

(13)	Includes 16,014 shares held by Dr. Read and excludes 18,908 RSUs held by Dr. Read that do not vest within 60 days of February 28, 2010. Includes 35,594 shares held by Alloy Partners 2002, L.P. and 1,318,356 shares held by Alloy Ventures 2002, L.P. (together, the “Alloy Funds”). Dr. Read is a general partner of Alloy Ventures 2002, LLC, which is the general partner of each of the Alloy Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with the Alloy Funds is 400 Hamilton Avenue, 4th Floor, Palo Alto, CA 94301.

(14)	Includes 98,017 shares held by Dr. Ringold and excludes 18,908 RSUs held by Dr. Ringold that do not vest within 60 days of February 28, 2010. Includes 9,276 shares held by the Gordon Ringold and Tanya Zarucki 1999 Reversible Trust, of which Dr. Ringold and his spouse are trustees, 9,276 shares held by Gordon Ringold and Tanya Zarucki and 7,000 shares held by the Vivian Robb Trust, of which Dr. Ringold is trustee, with respect to all of such shares Dr. Ringold shares voting and investment powers.

(15)	Includes 18,683 shares held by Mr. Stein and excludes 22,059 RSUs held by Mr. Stein that do not vest within 60 days of February 28, 2010. Includes 117,653 shares held by The Stein 1995 Revocable Trust, of which Mr. Stein and his spouse are trustees, with respect to all of such shares Mr. Stein shares voting and investment powers.

(16)	See notes (6) through (15).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely upon its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with except that an initial report of ownership was filed three days late by Mr. Kessel, Mr. Taranto and the Symphony Entities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our executive officer compensation program is intended to meet four principal objectives: (1) attract, reward and retain individuals with the skills we believe are necessary for us to achieve our goals in the competitive market in which we operate our business; (2) motivate employees to stretch their capabilities and individual contributions to achieve and exceed company objectives; (3) provide equity compensation to align actions and decisions with stockholder value creation; and (4) create a direct link between the Company’s performance, individual contribution and rewards. To meet these objectives, we have adopted the following overriding philosophy:

•	We will pay base cash compensation and equity compensation that is competitive with the practices of other comparable pharmaceutical and biotechnology companies; and

•	we will pay for performance by:

•	setting aggressive performance goals for our executive officers rewarded through a short-term incentive bonus program that is based upon achievement of these goals; and

•	providing significant long-term incentives in the form of stock options and RSUs, in order to align the interests of our executive officers with those of our stockholders and to retain the leadership ability necessary to increase long-term stockholder value.

Our executive compensation program is overseen and administered by our Compensation Committee. The above philosophy guides our Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation. Other considerations include our business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability, particularly in light of our cash resources and requirements), competitive practices and trends, and regulatory requirements. Our Compensation Committee has not adopted any specific policies for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among other different forms of compensation although the 2009-2010 Performance Based Incentive Program established in February 2009 is designed to preserve the Company’s cash. Our Compensation Committee believes it is more relevant to tailor each executive officer’s compensation to reward and retain such executive officer. Commensurate with our philosophy of linking executive officer compensation and corporate performance, our Compensation Committee believes that a greater component of compensation for executive officers relative to other employees should be performance-based.

In determining the particular elements of compensation that will be used to implement our overall compensation philosophy, the Compensation Committee takes into consideration a number of factors related to our performance, such as financial measures, financing goals, corporate development milestones, clinical trial milestones, and the achievement of other business objectives, as well as competitive practices among our peer group.

Based on this philosophy, we have an executive officer compensation program that consists of cash and equity awards with short and long-term components and fixed and contingent components, in proportions we believe are appropriate to incentivize, motivate, reward and retain our executive officers, align actions and decisions with stockholder value creation, and create a direct link between the Company’s performance, individual contribution and rewards. We believe our executive officer compensation program fairly compensates our executive officers with respect to the value created for our stockholders and is competitive in our industry.

Components of Compensation

Our executive officer compensation program consists of three principal components:

•	Base Salary. Salary for each of our executive officers was based principally on an assessment of the executive officer’s current salary against individual performance and contribution to our overall strategic goals as well as comparable salaries at similar companies.

•	Bonus. Annual cash and equity incentive bonuses are awarded to executive officers based on the achievement of individual and company-wide performance objectives as a percent of base salary as well as bonuses for similar positions at similar companies.

•	Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants and RSUs, are designed to link incentive compensation to our long-term performance and to align our executive officers’ interests with our stockholders’ interest.

We have selected these components because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentage are set with the goal of attracting and retaining employees and adequately compensating and rewarding them for the services they perform. Our equity programs are geared toward providing incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

We have change of control agreements with each of our executive officers that provide for severance benefits and for the acceleration of then unvested stock options and RSUs in the event of termination in connection with a change of control. These agreements are discussed below under the section entitled “Severance and Change of Control Benefits.”

The Compensation Committee reviewed the compensation program for 2009 and 2010, including each of the above elements. In setting compensation levels for a particular executive, the committee takes into consideration the proposed compensation package as a whole and each element individually, as well as his or her expected future contributions to our business.

Role of Our Compensation Committee and Executives in Establishing Compensation

Our compensation program for our executive officers is overseen and administered by our Compensation Committee, which is comprised entirely of independent directors. The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate goals and objectives relevant to the compensation of the Company’s executive officers, the weighting of corporate and individual performance relating to compensation, and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service of the Company’s President and Chief Executive Officer and the other executive officers including all forms of salary paid to executive officers of the Company and the grant of all forms of bonus and equity compensation provided to executive officers of the Company; and

•	administration of the Company’s equity compensation plans and other similar plans and programs.

The Compensation Committee does not necessarily increase or reduce compensation from one component of compensation based on payments from other components of compensation. The Compensation Committee instead recommends to our Board what it believes to be the appropriate compensation level for each compensation component in light of the Company’s compensation philosophy and based in part on its view of equity and consistency, individual performance and other information it deems relevant, such as executive and employee compensation surveys and databases. The Compensation Committee also reviews compensation paid to executive officers of what it believes to be similarly situated companies. The Compensation Committee reviews the individual performance of the executive officers with the assistance of the President and Chief Executive Officer, Thomas B. King.

The Compensation Committee annually reviews our executive officers’ compensation to determine whether it provides adequate incentives. The Compensation Committee’s most recent review occurred in January 2010.

The Compensation Committee meetings typically have included, for all or a portion of each meeting, the committee members and Mr. King. For compensation decisions, including decisions regarding the grant of long-

term incentive compensation relating to executive officers (other than for Mr. King), the Compensation Committee considers, but is not bound by, the recommendations of Mr. King. Decisions with respect to the compensation of Mr. King are made in executive sessions of the Compensation Committee not attended by Mr. King. The Compensation Committee discusses Mr. King’s compensation package with him, but makes decisions with respect to Mr. King’s compensation without him present. The Compensation Committee has the ultimate authority to recommend items to the Board with respect to the compensation of our executive officers.

The Compensation Committee has delegated to Mr. King the authority to grant long-term incentive awards to employees below the level of vice president under guidelines set by the Compensation Committee, which guidelines set ranges and maximum grant amounts based on the employee’s position and role within the Company. All such option grants are then ratified by the Board. The Compensation Committee also has authorized Mr. King to make salary adjustments for all employees other than for executive officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of our executive officers.

Compensation Policies and Practices as They Relate to Risk Management

The Company believes that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking, including use of performance-based and multi year vesting for equity awards which compromise the majority of compensation awards;

•	goals are set to focus mainly on key deliverables related to the overall success of the Company’s product development rather than individual components;

•	vesting conditions imposed on option awards after performance targets are reached discouraged short-term risk taking;

•	incentive awards are benchmarked to calculate reasonable overall compensation; and

•	as a pharmaceutical business, the Company does not face the same level of risks associated with compensation for employees at financial services companies (traders and instruments with a high degree of risk).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which help to constrain the influence of formulae or objective factors on excessive risk taking.

Compensation Consultant

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and has done so most recently in 2006.

Benchmarking

Our Compensation Committee believes it is important to consider the compensation paid by comparable pharmaceutical and biotechnology companies, particularly those located in the San Francisco Bay Area (the “Bay Area”) when making compensation decisions. In determining each officer’s target total annual cash compensation (salary and bonuses) prior to 2009 the Compensation Committee reviewed similar compensation information from a group of local companies. The peer group consisted of publicly-held pharmaceutical and biotechnology companies located in the Bay Area with which we compete for executive talent. The peer group in 2008 consisted of the following companies:

•	Affymax, Inc.

•	Anesiva, Inc.

•	Cell Genesys, Inc

•	Cepheid

•	Cerus Corporation

•	Cytokinetics, Inc.

•	Depomed, Inc.

•	Durect Corporation

•	Dynavax Technologies Corporation

•	Genitope Corporation

•	Genomic Health, Inc.

•	InterMune, Inc.

•	Jazz Pharmaceuticals, Inc.

•	Maxygen, Inc.

•	Onyx Pharmaceuticals, Inc.

•	Renovis, Inc.

•	Rigel Pharmaceuticals, Inc.

•	Sunesis Pharmaceuticals, Inc.

•	Telik, Inc.

•	Tercica, Inc.

•	Theravance, Inc.

•	XenoPort, Inc.

Data on the compensation practices of the above-mentioned peer group generally was gathered through various Radford Biotechnology Compensation Reports, including certain custom reports, and review of the publicly available filings of these companies, including their respective proxy statements filed with the SEC. Peer group data was gathered with respect to base salary, bonus targets, actual payouts, total cash compensation and stock options awards.

This comparative compensation information described above was just one of several analytic tools that had been used by the Compensation Committee in setting executive compensation through 2008. Such information was used solely as a point of reference for measurement and not as a determinative factor. The Compensation Committee also considered internal pay equity and the individual performance of executive officers, as well as general economic factors including the cost of living.

Cash and Long-Term Incentive Compensation

Through 2008, our executive officer compensation program consisted of three principal components: (1) base salary; (2) annual bonus, paid in a combination of cash and equity incentive components; and (3) long-term incentive compensation. Beginning in 2009, we combined the annual cash and equity incentive bonuses and long-term incentive compensation into one program, the 2009-2010 Performance Based Incentive Program. We also provided our executive officers with certain change of control benefits. Additionally, we offered our executive officers participation (with all other eligible employees) in our 401(k) Plan, Employee Stock Purchase Plan, and certain other benefits available generally to our employees.

Base Salary

In 2009, base salaries for executive officers were not increased from 2008 levels. The 2009 annualized salaries for Messrs. King, Moretti and Simms and Dr. Casella were: $455,000, $320,500, $320,500 and $320,500, respectively. At its January 2010 meeting, the Compensation Committee approved an overall aggregate base salary increase for all employees, including cost of living increases and promotions, of 5% for 2010, effective April 5, 2010. The change was approved because the Compensation Committee determined that such an increase was necessary to keep up with the increase in the cost of living and remain competitive with peer companies, but did not benchmark or retain a compensation consultant. For the same reasons, the Compensation Committee decided to increase our named executive officers’ salaries for 2010 by approximately 3.6%, effective April 5, 2010. Beginning April 5, 2010, the annualized salaries for Messrs. King, Moretti and Simms and Dr. Casella will be: $471,380, $332,038, $332,038 and $332,038, respectively.

Annual Cash and Equity Incentive Bonuses — 2009-2010 Performance Based Incentive Program

In February 2009, the Board adopted the 2009-2010 Performance Based Incentive Program (the “Performance Program”) that is intended to provide employees, including executive officers, a total compensation package that would remain approximately equal to the pre-2009 compensation structure while conserving cash and conditioning bonus payouts to the achievement of two specific goals, the submission and the approval of the New Drug Application for the Company’s lead product candidate, AZ-004.

The Performance Program was recommended and approved by the Compensation Committee, for the Company’s employees, including its executive officers. The Performance Program is a two-year incentive program that is intended to motivate and retain the Company’s employees. The Performance Program was adopted in lieu of the Company’s annual performance bonus programs that it had previously used in 2006, 2007 and 2008, a 2009 annual salary merit increase and annual mid-year top-up stock option grants typically granted to employees with more than 24 months of service.

The Performance Program establishes a two-year target value amount (“TVA”) for each employee, including each executive officer, generally based upon such employee’s current base salary, past bonus targets, past average company salary merit raises and an incentive multiplier. The annual target bonus as a percentage of salary for each employee, including each executive officer, is between 10% and 60% per year with the President and Chief Executive Officer’s target bonus set at 60% of base salary and each other executive officer’s target bonus set at 45% of base salary. The annual merit increase portion of the payout is based on past company average merit raises and is targeted at an average of 5% per employee per year. The incentive multiplier is based on an employee’s employment level and is set at between 10% and 30% with the President and Chief Executive Officer’s incentive multiplier set at 30% and each other executive officer’s target bonus set at 20%. The resulting estimated TVA over the two-year period is outlined by level in the following table:

		Annual	Combined
	Annual	Target Merit	Two-Year
	Target Bonus	Raise	Target Payout		Total TVA
	as a	as a	as a		as a
	Percentage of	Percentage of	Percentage of	Incentive	Percent of
Employment Level	Salary	Salary	Salary	Multiplier	Salary

CEO	60%	5%	130%	30%	169%
Officer	45%	5%	100%	20%	120%
Director	25%	5%	60%	15%	69%
Manager	17.5%	5%	45%	10%	50%
Individual	10%	5%	30%	10%	33%

Payouts under the Performance Program are contingent upon the achievement of two specified corporate milestones: (i) the submission of a New Drug Application (the “AZ-004 NDA”) for the AZ-004 ( Staccato loxapine) product candidate (the “First Milestone”) and (ii) the approval of the AZ-004 NDA (the “Second Milestone” and together with the First Milestone, the “Milestones”). Under the terms of the Performance Program, approximately 33% of each employee’s TVA is tied to the achievement of the First Milestone and the remaining approximately 67% of such employee’s TVA is tied to the achievement of the Second Milestone.

The Compensation Committee, through its recommendation to the Board, retains some discretionary power over awards granted under the Performance Program. The payout formula of the Performance Program is based 80% on actual achievement of the goals related to the Milestones, and the remaining 20% is reserved to the Board’s discretion.

Payouts under the Performance Program, if any, are comprised of cash, RSUs and stock option awards, and are calculated in accordance with a formula that takes into account each employee’s TVA and personal performance rating, which can range from 70% to 125%, at the time the Company achieves an applicable Milestone. To conserve cash, the Performance Program provides that the first 70% of any TVA payout will be paid with RSUs and stock option awards. The specific allocation between cash, RSUs and stock option awards are based on employment level as outlined in the following table:

		Restricted	Stock
		Stock	Option
Employment Level	Cash %	Units	Awards

Officers	30%	40%	30%
Non-officers	30%	70%	0%

Under the terms of the Performance Program, the RSUs and stock option awards associated with the First Milestone were granted on February 24, 2009, with such RSUs vesting 100% upon the achievement of the First Milestone and such stock option awards vesting 50% upon the achievement of the First Milestone and 50% on the first anniversary of the achievement of the First Milestone. The RSUs and stock option awards granted pursuant to the Performance Program and associated with the First Milestone were granted under and in accordance with the terms and conditions of the Company’s 2005 Equity Incentive Plan. All of such stock option awards are 10 year options to purchase shares of our common stock, have an exercise price of $2.10 per share (the closing price of our common stock on February 24, 2009, the date of grant) and are intended to be incentive stock options for tax purposes. The following chart sets forth the restricted stock unit and stock option award issuances made to each of the Company’s executive officers under the Performance Program that began to vest upon achievement of the First Milestone:

	Restricted	Stock Option
Executive Officer	Stock Units	Awards

Thomas B. King President and Chief Executive Officer	48,822	54,535
James V. Cassella, Ph.D. Senior Vice President, Research and Development	24,419	27,277
August J. Moretti Senior Vice President, Chief Financial Officer and Secretary	24,419	27,277
Michael J. Simms Senior Vice President, Operations & Manufacturing	24,419	27,277

The following chart sets forth the cash payments made to each of the Company’s executive officers under the Performance Program upon the achievement of the First Milestone:

Executive Officer	Amount

Thomas B. King	$73,050
James V. Cassella, Ph.D.	$42,306
August J. Moretti	$36,537
Michael J. Simms	$42,306

The stock option awards associated with the Second Milestone were granted on December 28, 2009, with such stock option awards vesting 50% upon the achievement of the Second Milestone and 50% on the first anniversary of the achievement of the Second Milestone. The stock option awards granted pursuant to the Performance Program and associated with the Second Milestone were granted under and in accordance with the terms and conditions of the Company’s 2005 Equity Incentive Plan. All of such stock option awards are 10 year options to purchase shares of our common stock, have an exercise price of $2.37 per share (the closing price of our common stock on December 28, 2009, the date of grant) and are intended to be incentive stock options for tax purposes. Our executive officers became entitled to receive the RSUs associated with the Second Milestone upon the achievement of the First Milestone, such RSUs vesting 100% upon the achievement of the Second Milestone; however, the Board has yet to issue such RSUs to the executive officers. The following chart sets forth the stock option award and restricted stock unit issuances made to each of the Company’s executive officers under the Performance Program that will begin to vest upon achievement of the Second Milestone:

	Restricted	Stock Option
Executive Officer	Stock Units(1)	Awards

Thomas B. King	91,135	99,219
James V. Cassella, Ph.D.	45,582	49,626
August J. Moretti	45,582	49,626
Michael J. Simms	45,582	49,626

(1)	As of March 31, 2010 the RSUs had not yet been issued to the executive officers.

In order to be eligible for participation in the Performance Program, an employee must be a current employee and in good standing with the Company on the date an applicable Milestone is achieved. Stock option awards are valued based on a Black Scholes fair value calculation of the stock option award on the date the Board grants such stock option award and RSUs are valued based on the closing price of a share of the Company’s common stock on the date the Board grants such RSUs.

The Company expects that cash and stock awards actually payable for 2010 and 2011 under the Performance Program, if any, will be calculated in the manner set forth above and will vary depending on the extent to which the Company achieves the Second Milestone, the accomplishment of overall corporate goals, and the attainment of individual performance ratings. In addition, the Company’s management team, the Compensation Committee and the Board retain the discretion to (i) increase, reduce or eliminate the cash and stock awards that otherwise might be payable to all employees or any individual based on actual performance as compared to the pre-established Milestones, and (ii) structure future or additional bonus and equity incentives in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers.

Long-Term Incentive Compensation

We believe that providing a portion of our total compensation package in stock options and RSUs aligns the incentives of our executive officers with the interests of our stockholders by creating an incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us.

At present, our long-term compensation program consists solely of the grant of stock options and RSUs subject to vesting conditions. We grant stock awards to our executive officers through the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was established to provide our employees with an opportunity to participate, along with our other stockholders, in our long-term performance and was designed to reward our employees for their hard work and commitment to the long term success and growth of the Company. These stock awards are intended to produce significant value for each employee, including executives, if our performance is outstanding and if the employee has an extended tenure. The authority to make equity grants to executive officers rests with the Compensation Committee (subject to ratification by the Board). The Compensation Committee also considers the recommendations of Mr. King in determining stock option and restricted stock unit grant recommendations for other executive officers. Mr. King has the authority to make equity grants to non-officer employees, which are subsequently reviewed and ratified by the Board.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

Under the 2005 Equity Incentive Plan, initial grants of stock options are made to eligible new employees, including executive officers, in connection with their commencement of employment. All initial grants have four-year vesting, with the first 25% vesting after one year of service and the remainder of the options vesting ratably on a monthly basis thereafter over three additional years. The number of shares subject to an initial grant is determined based on a variety of factors, including market data collected regarding the equity grant ranges for peer companies, Radford surveys of all U.S.-based biotechnology companies and our goal to award grants to new executive officers such that when combined with other compensation, such total compensation is at approximately at the 50th — 75th percentile of total compensation of executive officers of peer companies. As noted above, the Compensation Committee also considers the recommendations of Mr. King in determining stock option grant recommendations for other executive officers.

Through 2008, we also had a policy of issuing additional options to employees, including executive officers, who had been employed with the Company for at least two years. These options were also subject to four year vesting, with the first 25% vesting after one year from the date of grant and the remainder of the options vesting ratably on a monthly basis thereafter over three additional years. In considering and recommending stock option grants for our executive officers under this policy, the Compensation Committee considered individual performance, overall contribution, equity, officer retention and any other unvested stock options held by such executive officer. The Committee also considered market data collected regarding the equity grant ranges for peer companies, Radford surveys of all U.S.-based biotechnology companies, and our goal to award grants so that that when combined with other compensation, such total compensation is at approximately at the 50th — 75th percentile of total compensation of executive officers of our peer group. As noted above, the Compensation Committee also considered the recommendations of Mr. King in determining stock option grant recommendations for other executive officers. For 2009 and 2010, the Company will not issue these additional options, but will instead award options and RSUs pursuant to the 2009-2010 Performance Based Incentive Program described above under “Compensation Discussion and Analysis — Annual Cash and Equity Incentive Bonuses — 2009-2010 Performance Based Incentive Program.”

All option grants made prior to our initial public offering on March 8, 2006 were made at what our Board assessed as the estimated fair value of our common stock at the date the options were granted. In light of the expected completion of our initial public offering the Board reassessed the fair market value on the date of each of these grants. As a result of this retrospective analysis, we determined that the fair value of our common stock on a fully-diluted basis steadily increased from $2.04 per share at January 20, 2005, to $9.90 per share at December 7, 2005, even though our options were granted between the range of $1.10 to $6.88 per share on those dates. For more information on this retrospective analysis, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Estimates and Judgments — Employee Equity Incentive Awards Issued Prior to January 1, 2006” in the Company’s 2007 Annual Report on Form 10-K. Since our initial public offering, we have made option grants based on the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The value of the shares subject to our 2009 option grants to executive officers is reflected in the “Summary Compensation” and “2009 Grants of Plan-Based Awards” tables below.

Severance and Change of Control Benefits

Each of our executive officers has entered into an agreement which provides for severance benefits and for the acceleration of then unvested stock options and RSUs in the event of termination in connection with a change of control. Pursuant to the terms of the agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within three months before or 12 months following a change of control, and the executive agrees to sign a general release of claims in favor of the Company, then the executive is entitled to the following benefits:

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock and unvested RSUs;

•	payment in a lump sum of the executive’s annual base salary plus the greater of the bonus paid for the latest completed fiscal year and the target bonus for the year in which the notification of the executive’s termination of employment occurs; and

•	payment in a lump sum of an amount equal to the amount of the executive’s out of pocket costs to continue group health insurance benefits under COBRA for 18 months.

On December 18, 2008, the Board approved certain amendments to such agreements, primarily to bring the agreements in compliance with Section 409A of the Internal Revenue Code. The amendments did not materially alter or otherwise increase benefits our executive officers would be eligible to receive upon termination in connection with a change of control.

If and to the extent that any payments in the context of a change of control are made to our executives who are party to these change of control agreements and the payments are equal to or exceed three times the average of that executive’s annual W-2 compensation for the five years preceding the change of control, the payments or benefits exceeding the five-year average will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and the non deductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances, we will make a gross-up payment to the executive to compensate the executive for all taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment, and we will not be permitted to deduct from our taxes the amount in excess of the five-year average of the compensation paid to the executive. For purposes of the change of control agreements, a change of control includes a sale of substantially all of our assets; a merger or consolidation in which we are not the surviving corporation if immediately thereafter our stockholders immediately prior thereto do not beneficially own more than 50% of the combined outstanding voting power of the surviving entity or more than 50% of the combined outstanding voting power of its parent, in each case in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; a reverse merger in which we are the surviving corporation but our outstanding shares of common stock immediately preceding the merger are converted by virtue of the merger into other property if immediately after the merger our stockholders immediately prior thereto do not own more than 50% of the combined outstanding voting power of the surviving entity or more than 50% of the combined outstanding voting power of its parent, in each case in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or any transaction or series of related transactions in which our stockholders own less than 50% of voting power in the surviving corporation, other than transactions in which our primary purpose for selling stock is to raise capital for our operations and activities.

In our industry, there is a high level of merger and acquisition activity, and the executives of companies engaged in merger and acquisition activity are often terminated or have their responsibilities reduced upon the change of control. We provide these benefits to ensure that, in the event of a change of control, our executives will not have any personal incentive to resist a change of control that is approved by our Board and stockholders and will be incentivized to remain with us through, and to facilitate, the closing of any such transaction. We believe this benefit is comparable to such severance benefits provided by companies in our industry and is appropriate and necessary to retain the individuals with the skills we believe are necessary for us to achieve our goals.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, employee stock purchase plan and our 401(k) plan, in each case on the same basis as our other employees.

Perquisites

Mr. King, Dr. Cassella and Mr. Tebbutt were residing outside the Bay Area at the time of their recruitment by the Company. In connection with Mr. King’s and Dr. Cassella’s respective moves to the Bay Area, we provided them with housing loans (which were repaid in December 2005, prior to the filing of our registration statement in connection with our initial public offering). In connection with Messrs. King and Tebbutt’s and Dr. Casella’s respective moves, we provided them with monthly housing supplements. All are more fully described at “Indebtedness of Management and Related Agreements.” These amounts are reflected in the Summary Compensation Table. Mr. King ceased receiving the housing supplement in 2008 and the value for this perquisites to Dr. Cassella and Mr. Tebbutt was $92,290 during 2009. We do not consider such arrangements to be a standard component of executive officer compensation.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes. For example, in 2009 in light of the Company’s current cash needs and the difficult financial markets, we adopted the 2009-2010 Performance Based Incentive Program to allow the Company to conserve cash resources by utilizing equity compensation as a major component of the program.

Accounting and Tax Considerations

We are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under the 2005 Equity Incentive Plan, to the extent our Board or the committee of our Board granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our company and our stockholders.

Summary

Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

Summary Compensation Table

The following table sets forth for the fiscal years ended December 31, 2009, 2008 and 2007, respectively, the compensation awarded to or paid, or earned by, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for the year ended 2009. We refer to these persons as our “Named Executive Officers.”

					Non-Equity
			Stock	Option	Incentive Plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)(2)	($)		($)

Thomas B. King	2009	455,000	102,256	348,291	73,050	—		978,867
President, Chief Executive Officer	2008	455,000	—	424,843	87,142	24,806	(3)	991,791
and Director	2007	380,000	—	832,998	94,014	88,909	(3)	1,395,921
James V. Cassella, Ph.D.	2009	320,500	51,280	180,930	42,306	57,216	(3)	652,232
Senior Vice President	2008	320,500	—	159,714	48,944	75,717	(3)	604,875
Research & Development	2007	303,750	—	296,888	59,840	24,078	(3)	684,556
August J. Moretti	2009	320,500	51,280	178,496	36,537	—		586,813
Senior Vice President	2008	320,500	—	159,714	47,006	—		527,220
Chief Financial Officer and	2007	303,750	—	296,888	59,840	—		660,478
Secretary
Michael J. Simms(4)	2009	320,500	51,280	168,613	42,306	—		582,699
Senior Vice President,	2008	266,538	—	196,945	39,130	50,000	(5)	552,613
Operations and Quality
Anthony G. Tebbutt(6)	2009	135,596	—	57,770	—	298,546	(7)	491,912
Senior Vice President,	2008	320,500	—	16,521	46,037	76,069	(3)	459,127
Corporate Strategy & Business	2007	245,336	—	1,108,398	48,800	159,218	(8)	1,561,752
Development

(1)	Represents aggregate grant date fair value. See Note 3 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying the valuation of equity awards. For awards subject to performance conditions, the amount in the table represents the maximum value assuming the AZ-004 NDA is approved, consistent with our accounting estimates of compensation cost under FASB ASC Topic 718. There are no assurances that our AZ-004 NDA will be approved.

(2)	Represents cash bonuses earned under the 2009-2010 Performance Based Incentive Program, 2008 Performance Bonus Program and 2007 Performance Bonus Program in the year set forth in table and paid in the following year. See “Compensation Discussion and Analysis — Annual Cash and Equity Incentive Bonuses” for a description of the terms of the 2009-2010 Performance Based Incentive Program.

(3)	Represents monthly housing supplement payments provided to the respective officer. See “Certain Relationships and Related Transactions and Director Independence” for further discussion.

(4)	Mr. Simms joined the Company on February 25, 2008.

(5)	Represents a sign-on bonus paid to Mr. Simms upon the start of his employment with the Company.

(6)	Mr. Tebbutt’s employment with the Company started on March 12, 2007 and terminated on May 31, 2009.

(7)	Represents $35,074 of monthly housing supplement payments and $263,472 of severance payments.

(8)	Represents $139,104 of relocation expenses and $20,114 of monthly housing supplements.

2009 Grants of Plan-Based Awards Table

The following table sets forth information with respect to our stock options and RSUs granted during the fiscal year ended December 31, 2009 to each of the Named Executive Officers. Options were incentive and nonqualified stock options granted under our 2005 Equity Incentive Plan. All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant. The option and RSU vesting will accelerate in full in certain circumstances after a change of control.

						All Other	All Other		Grant
						Stock	Option		Date
		Estimated Possible		Estimated Possible		Awards:	Awards:	Exercise	Fair
		Payouts Under Non-		Payouts Under		Number of	Number of	or Base	Value of
		Equity Incentive Plan		Equity Incentive		Shares of	Securities	Price of	Stock and
		Awards(1)		Plan Awards(1)		Stock or	Underlying	Option	Option
	Grant	Target	Maximum	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	(#)	(#)	($/Share)	($)

Thomas B. King		76,895	140,974	179,422	179,422	—	—	—	—
	1/22/2009	—	—	—	—	—	57,877	2.81	$109,353	(2)
	2/24/2009	—	—	—	—	—	54,535	2.10	77,380	(3)
	2/24/2009	—	—	—	—	48,822	—	—	102,526	(4)
	12/28/2009	—	—	—	—	—	99,219	2.37	161,559	(3)
James Cassella, Ph.D.		38,460	70,510	89,740	89,740	—	—	—	—
	1/22/2009	—	—	—	—	—	32,508	2.81	61,420	(2)
	2/24/2009	—	—	—	—	—	27,277	2.10	38,703	(3)
	2/24/2009	—	—	—	—	24,419	—	—	51,280	(4)
	12/28/2009	—	—	—	—	—	49,626	2.37	80,806	(3)
August J. Moretti		38,460	70,510	89,740	89,740	—	—	—	—
	1/22/2009	—	—	—	—	—	31,220	2.81	58,987	(2)
	2/24/2009	—	—	—	—	—	27,277	2.10	38,703	(3)
	2/24/2009	—	—	—	—	24,419	—	—	51,280	(4)
	12/28/2009	—	—	—	—	—	49,626	2.37	80,806	(3)
Michael J. Simms		38,460	70,510	89,740	89,740	—	—	—	—
	1/22/2009	—	—	—	—	—	25,989	2.81	49,104	(2)
	2/24/2009	—	—	—	—	—	27,277	2.10	38,703	(3)
	2/24/2009	—	—	—	—	24,419	—	—	51,280	(4)
	12/28/2009	—	—	—	—	—	49,626	2.37	80,806	(3)
Anthony G. Tebbutt(5)	1/22/2009	—	—	—	—	—	30,576	2.37	49,787	(3)

(1)	These columns sets forth the target and maximum amounts of each Named Executive Officer’s annual cash and equity incentive bonus awards for the year ended December 31, 2009 under our 2009-2010 Performance Based Incentive Program. There are no minimum threshold amounts. Bonuses are paid out in a combination of 30% cash, 40% RSUs and 30% in stock options to purchase Alexza common stock. See “Compensation Discussion and Analysis — Cash and Long-Term Incentive Compensation” for a description of the terms of the 2009-2010 Performance Based Incentive Program and the actual awards earned by the Named Executive Officers for the year ended December 31, 2009.

(2)	Represents the grant date fair value of stock options earned in under the 2008 Performance Bonus Program and granted in 2009.

(3)	Represents the grant date fair value of stock options granted under the 2009-2010 Performance Based Incentive Program. See “Compensation Discussion and Analysis — Cash and Long-Term Incentive Compensation” for a description of the terms of the 2009-2010 Performance Based Incentive Program and the actual awards earned by the Named Executive Officers for the year ended December 31, 2009. For awards subject to performance conditions, the amount in the table represents the maximum value assuming the AZ-004 NDA is approved, consistent with our accounting estimates of compensation cost under FASB ASC Topic 718. There are no assurances that our AZ-004 NDA will be approved.

(4)	Represents the grant date fair value of RSUs granted under the 2009-2010 Performance Based Incentive Program. See “Compensation Discussion and Analysis — Cash and Long-Term Incentive Compensation” for a

description of the terms of the 2009-2010 Performance Based Incentive Program and the actual awards earned by the Named Executive Officers for the year ended December 31, 2009.

(5)	Mr. Tebbutt’s employment with the Company terminated on May 31, 2009.

2009 Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers through the fiscal year ended December 31, 2009. The number of securities underlying unexercised options at December 31, 2009 include options granted under our shareholder approved equity incentive plans.

No unvested stock awards other than the option awards set forth below are currently outstanding to any of the Named Executive Officers. However, in accordance with the 2009-2010 Performance Based Incentive Program, in December 2009, Mr. King became entitled to receive 91,135 RSUs and Dr. Cassella and Messrs. Moretti and Simms became entitled to each receive 45,582 RSUs. All of such RSUs vest completely upon the achievement of the Second Milestone. As of March 31, 2009, the Board had yet to award such RSUs.

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise		Option
	Exercisable	Unexercisable	Options	Price		Expiration
Name	(#)	(#)	(#)	($)		Date

Thomas B. King	272,728	—	—	8.00	(1)	7/30/2013
	154,696	—	—	1.10	(1)	12/15/2014
	27,122	—	—	8.00	(1)	12/15/2014
	67,500	13,500	—	7.20	(1)	8/29/2016
	5,159	—	—	11.70	(2)(4)	1/4/2017
	78,541	51,459	—	8.89	(1)(4)	7/24/2017
	7,378	—	—	7.50	(2)	1/4/2018
	54,095	100,905	—	4.35	(1)	7/9/2018
	28,939	28,938	—	2.81	(2)	1/22/2019
	27,268	27,267	—	2.10	(3)	2/24/2019
	—	—	99,219	2.37	(3)	12/28/2019

James V. Cassella, Ph.D.	109,090	—	—	8.00	(1)	7/8/2014
	21,695	5,424	—	1.38	(1)	9/1/2015
	3,185	—	—	6.88	(1)	12/7/2015
	13,213	3,304	—	8.00	(1)	9/1/2015
	32,500	6,500	—	7.20	(1)	8/29/2016
	2,856	—	—	11.70	(2)	1/04/2017
	27,187	17,813	—	8.89	(1)	7/24/2017
	4,696	—	—	7.50	(2)	1/4/2018
	19,479	35,521	—	4.35	(1)	7/9/2018
	16,254	16,254	—	2.81	(2)	1/22/2019
	13,639	13,638	—	2.10	(3)	2/24/2019
	—	—	49,626	2.37	(3)	12/28/2019

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise		Option
	Exercisable	Unexercisable	Options	Price		Expiration
Name	(#)	(#)	(#)	($)		Date

August J. Moretti	17,728	—	—	1.10	(1)	10/28/2014
	92,727	—	—	1.38	(1)	4/14/2015
	18,181	—	—	6.88	(1)	12/7/2015
	32,500	6,500	—	7.20	(1)	8/29/2016
	2,856	—	—	11.70	(2)	1/04/2017
	27,187	17,813	—	8.89	(1)	7/24/2017
	4,696	—	—	7.50	(2)	1/4/2018
	19,479	35,521	—	4.35	(1)	7/9/2018
	15,610	15,610	—	2.81	(2)	1/22/2019
	13,639	13,638	—	2.10	(3)	2/24/2019
	—	—	49,626	2.37	(3)	12/28/2019

Michael J. Simms	80,208	94,792	—	6.24	(1)	2/25/2018
	12,995	12,994	—	2.81	(2)	1/22/2019
	13,639	13,638	—	2.10	(3)	2/24/2019
	—	—	49,626	2.37	(3)	12/28/2019

Anthony G. Tebbutt(5)	120,312	54,688	—	9.27	(1)	4/30/2010
	3,830	—	—	7.50	(2)	4/30/2010
	15,288	15,288	—	2.81	(2)	4/30/2010

(1)	Stock option award vests 25% upon the first anniversary of the option’s grant date and the remaining 75% in equal monthly installments over the next 36 months, subject to the grantee’s continued employment with Alexza through such vesting dates.

(2)	Stock option award vests 50% on the date of grant and 50% on the one year anniversary of the grant date, subject to the grantee’s continued employment with Alexza through such vesting dates.

(3)	Stock option award vests 50% upon attaining certain performance goals and 50% on the one year anniversary of attaining the performance goal, subject to the grantee’s continued employment with Alexza through such vesting dates.

(4)	In January 2010, Mr. King surrendered these options to the Company resulting in the options being cancelled and the number of shares available for grant under the Company’s 2005 Equity Incentive Plan correspondingly increased.

(5)	Mr. Tebbutt’s employment with the Company terminated on May 31, 2009

Option Exercises and Stock Vested

There were no shares acquired by option holders through the exercise of options during the fiscal year ended December 31, 2009. The following table includes certain information with respect to the RSUs awarded to our Named Executive Officers during the fiscal year ended December 31, 2009.

	Restricted Stock Units
	Number of Shares	Gross Value Realized
Name	Acquired on Vesting	on Vesting ($)

Thomas B. King	48,822	109,850
James V. Cassella, Ph.D.	24,419	54,943
August J. Moretti	24,419	54,943
Michael J. Simms	24,419	54,943
Anthony G. Tebbutt(1)	—	—

(1)	Mr. Tebbutt’s employment with the Company terminated on May 31, 2009.

2009 Director Compensation Table

Nonemployee directors are entitled to a retainer of $30,000 per year (the “Retainer Fee”). Each nonemployee director is also entitled to a meeting fee of $2,500 for each regularly scheduled Board meeting attended in person ($500 for meetings attended by video or telephone conference) and $1,000 for each committee meeting attended in person ($500 for meetings attended by video or telephone conference) (the “Participation Fees”). In addition, the lead director and the Chair of the Audit and Ethics Committee are entitled to an additional retainer of $5,000 per year and the Chair of the Compensation Committee and the Corporate Governance and Nominating Committee are entitled to receive an additional retainer of $2,500 per year (the “Chair Fees” and collectively with the Retainer Fee and Participation Fees, the “Director Fees”).

Beginning in 2009, nonemployee directors were granted RSUs under the Company’s 2005 Equity Incentive Plan in lieu of the Director Fees described above. The RSUs were granted on January 22, 2009. The number of RSUs granted to each nonemployee director was determined by taking the sum of the Retainer Fee, Chair Fees and average Participation Fees paid to each such nonemployee director in 2008 divided by $2.81, the closing price of a share of our common stock on January 22, 2009, the date the Board granted such RSUs. The RSUs vested on January 22, 2010. No additional amounts are currently payable for committee participation or special assignments.

Nonemployee directors also receive nondiscretionary, automatic grants of options to purchase 25,000 shares of our common stock upon joining our Board and nondiscretionary, automatic grants of options to purchase 6,250 shares of our common stock each year pursuant to our 2005 Nonemployee Directors Stock Option Plan. Both the initial grants and the subsequent grants vest ratably over four years on a monthly basis, provided the director continues as a member of our Board. Upon a change of control, each option granted to a nonemployee director will vest in full immediately and automatically.

The following table provides compensation information for the one year period ended December 31, 2009 for each member of our Board:

	Restricted Stock	Option
	Unit Awards	Awards	Total
Name	($)(2)	($)(2)	($)

Thomas B. King(1)	—	—	—
Hal V. Barron, M.D., F.A.C.C.	44,999	7,308	52,307
Andrew L. Busser	8,889	40,758	49,647
Samuel D. Colella	47,500	7,308	54,808
Alan D. Frazier	50,001	7,308	57,309
Deepika R. Pakianathan, Ph.D.	44,999	7,308	52,307
J. Leighton Read, M.D.	44,999	7,308	52,307
Gordon Ringold, Ph.D.	44,999	7,308	52,307
Isaac Stein	52,499	7,308	59,807

(1)	See Summary Compensation Table for disclosure related to Mr. King, who is also one of our Named Executive Officers.

(2)	Amounts represent the full grant date fair value of the RSUs and stock options granted to each Board member. See Note 3 of the consolidated financial statements in our Annual Report on Form 10K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

Mr. Busser was not eligible for the annual stock option grant in 2009 as Mr. Busser joined the Board in September 2009, at which time he received a stock option grant to purchase 25,000 shares of our common stock.

At December 31, 2009 fiscal year end each director, excluding Mr. King, Dr. Barron and Mr. Busser, held options to purchase 43,750 shares of our common stock. Dr. Barron held options to purchase 31,250 shares of our common stock and Mr. Busser held an option to purchase 25,000 shares of our common stock. See “Executive Compensation — 2009 Outstanding Equity Awards Value at Fiscal Year-End” for disclosure of Mr. King’s outstanding equity awards.

2009 Potential Payments Upon Termination or Change of Control

The amount of compensation and benefits payable to each of our Named Executive Officers in various termination situations has been estimated in the tables below. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of our Named Executive Officer’s employment with us.

	Change of Control			No Change of Control
		Equity	HealthCare		Equity	Health Care
	Salary	Acceleration	Benefits	Salary	Acceleration	Benefits
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)

Thomas B. King	634,422	44,794	29,967	—	—	—
James V. Cassella, Ph.D.	410,240	28,113	29,967	—	—	—
August J. Moretti	410,240	22,464	29,967	—	—	—
Michael J. Simms	410,240	21,899	25,065	—	—	—
Anthony G. Tebbutt(4)	—	—	—	—	—	—

(1)	Includes one year salary plus the cash and RSU portion of the 2009 target bonus.

(2)	Value of the stock options, as computed using the Black-Scholes valuation model, assuming all options were fully vested as of December 31, 2009.

(3)	Includes a lump sum payment for 18 months of continued healthcare coverage.

(4)	Mr. Tebbutt’s employment with the Company terminated on May 31, 2009, upon his termination Mr. Tebbutt received a severance payment of $263,472. The Company also entered into a consulting arrangement with Mr. Tebbutt that provided for: (i) reimbursement, if requested, for medical, dental, vision and Employee

Assistance Plan insurance premiums for the period between June 1, 2009 and January 31, 2010; (ii) continued vesting on Mr. Tebbutt’s outstanding options until January 31, 2010; and (iii) outplacement/career transition consulting services, if requested. All severance benefits described above were contingent on Mr. Tebbutt signing and returning a release agreement. As a consultant to the Company, Mr. Tebbutt was paid $300 an hour for any services provided upon the request of the Company.

Each of our executive officers has entered into an agreement with the Company providing for severance benefits and for the acceleration of the unvested stock options and RSUs in the event of termination in connection with a change of control. Pursuant to the terms of the agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within three months before or 12 months following a change of control, and the executive agrees to sign a general release of claims in favor of the Company, then the executive is entitled to the following benefits:

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock and unvested RSUs;

•	payment in a lump sum of the executive’s annual base salary plus the greater of the bonus paid for the latest completed fiscal year and the target bonus for the year in which the notification of the executive’s termination of employment occurs; and

•	payment in a lump sum of an amount equal to the amount of the executive’s out of pocket costs to continue group health insurance benefits under COBRA for 18 months.

On December 18, 2008, the Board approved certain amendments to such agreements, primarily to bring the agreements in compliance with Section 409A of the Internal Revenue Code. The amendments did not materially alter or otherwise increase benefits our executive officers would be eligible to receive upon termination in connection with a change of control.

If and to the extent that any payments in the context of a change of control are made to our executives who are party to these change of control agreements and the payments are equal to or exceed three times the average of that executive’s annual W-2 compensation for the five years preceding the change of control, the payments or benefits exceeding the five-year average will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and the non-deductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances, we will make a gross-up payment to the executive to compensate the executive for all taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment, and we will not be permitted to deduct from our taxes the amount in excess of the five-year average of the compensation paid to the executive. For purposes of the change of control agreements, a change of control includes a sale of substantially all of our assets; a merger or consolidation in which we are not the surviving corporation if immediately thereafter our stockholders immediately prior thereto do not beneficially own more than 50% of the combined outstanding voting power of the surviving entity or more than 50% of the combined outstanding voting power of its parent, in each case in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; a reverse merger in which we are the surviving corporation but our outstanding shares of common stock immediately preceding the merger are converted by virtue of the merger into other property if immediately after the merger our stockholders immediately prior thereto do not own more than 50% of the combined outstanding voting power of the surviving entity or more than 50% of the combined outstanding voting power of its parent, in each case in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or any transaction or series of related transactions in which our stockholders own less than 50% of voting power in the surviving corporation, other than transactions in which our primary purpose for selling stock is to raise capital for our operations and activities.

In our industry, there is a high level of merger and acquisition activity, and the executives of companies engaged in merger and acquisition activity are often terminated or have their responsibilities reduced upon the change of control. We provide these benefits to ensure that, in the event of a change of control, our executives will not have any personal incentive to resist a change of control that is approved by our Board of Directors and stockholders and will be incentivized to remain with us through, and to facilitate, the closing of any such transaction. We believe this benefit is comparable to such severance benefits provided by companies in our industry.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2009 contained in this proxy statement. Based on the review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

This report is submitted by the Compensation Committee.

COMPENSATION COMMITTEE

Samuel D. Colella (Chair)
Hal V. Barron, M.D., F.A.C.C.
Deepika R. Pakianathan, Ph.D.
Gordon Ringold, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Indebtedness of Management and Related Agreements

In 2003, in connection with his commencement of employment and relocation to the Bay Area, we entered into a loan agreement with Thomas B. King, our President and Chief Executive Officer. Pursuant to the terms of this agreement, we loaned Mr. King $1.2 million for the purchase of a principal residence. This loan was secured by Mr. King’s residence and was interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the note and agreed to pay the taxes incurred as a result of such extinguishment on Mr. King’s behalf, a total of $2,068,966. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Mr. King by $2,068,966. In connection with Mr. King’s employment, we also agreed to pay Mr. King a monthly housing supplement, net of taxes, during his employment with us of $5,000 for the first year after his move to the Bay Area, $4,000 for the second year, $3,000 for the third year, $2,000 for the fourth year and $1,000 for the fifth year. Mr. King began to receive his monthly housing supplement in August 2003 and received such payments through August 2008. From August 2003 through December 2005, we did not compute the tax withholdings correctly on Mr. King’s monthly housing supplement, resulting in an underpayment of taxes on behalf of Mr. King by us. In 2007, we paid Mr. King an additional $58,688 in monthly housing supplements to correct for the underpayment.

In 2004, in connection with his commencement of employment and relocation to the Bay Area, we entered into a loan agreement with James V. Cassella, Ph.D., our Senior Vice President, Research and Development. Pursuant to this agreement, we loaned Dr. Cassella $500,000 for the purchase of a principal residence. This loan was secured by Dr. Cassella’s residence and was interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the note and agreed to pay the taxes incurred as a result of such extinguishment on Dr. Cassella’s behalf, a total of $862,069. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Dr. Cassella by $862,069. In connection with Dr. Cassella’s employment, we agreed to pay Dr. Cassella a monthly housing supplement, net of taxes, during his employment with us of $4,000 for the first year after his move to the Bay Area, $3,000 for the second year, $2,000 for the third year and $1,000 for the fourth year. Dr. Cassella began to receive his monthly housing supplement in January 2005. In December 2007, we

2 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

revised Dr. Cassella’s monthly housing supplement payment, net of taxes, to $4,000 for the first year of the amended term beginning January 1, 2008, $3,000 for the second year, and $2,000 for the third year.

In 2007, in connection with his commencement of employment and relocation to the Bay Area, we agreed to reimburse Anthony Tebbutt, our former Senior Vice President, Corporate Strategy and Business Development, for certain expenses related to his relocation to the Bay Area in the amount of $139,104 and to pay a monthly housing supplement, net of taxes, during his employment with us of $4,000 for three years after his move to the Bay Area. Mr. Tebbutt began to receive his monthly housing supplement in October 2007. Mr. Tebbutt’s employment ended with the Company on May 31, 2009 at which time he ceased receiving the monthly housing supplement.

In December 2006, we entered into a transaction involving a series of related agreements providing for the financing of additional clinical and nonclinical development of certain product candidates. Pursuant to the agreements, Symphony Capital LLC and other investors (“the Allegro Investors”), invested $50 million to form Symphony Allegro, to fund additional clinical and nonclinical development. In August 2009, we completed the acquisition of Symphony Allegro through the exercise of an option to acquire all of the outstanding equity of Symphony Allegro, as amended in June 2009. In exchange for all of the outstanding shares of Symphony Allegro, we: (i) issued to the Allegro Investors 10 million shares of common stock; (ii) issued to the Allegro Investors five-year warrants to purchase 5 million shares of common stock at an exercise price of $2.26 per share and canceled the previously outstanding warrants to purchase 2 million shares of common stock held by the Allegro Investors; and (iii) agreed to pay certain percentages of cash payments that may be generated from future partnering transactions for AZ-004, AZ-104 and/or AZ-002, the product candidates that were licensed to Symphony Allegro. Andrew Busser, who became a member of our Board on September 23, 2009, is a partner and managing member of Symphony Capital, LLC. The approximate value of the acquisition, as computed in accordance with U.S. generally accepted accounting principles, was $52,940,000 and the approximate value of Mr. Busser’s interest in the transaction was $90,506. In February 2010, we paid Symphony $7.5 million of the total proceeds that were received from Biovail Laboratories International SRL (“Biovail”) pursuant to certain license and supply agreements. The approximate value of Mr. Busser’s interest in such transaction was $12,822. In addition, Symphony will be entitled to receive a portion of future milestone and royalty payments we may receive from Biovail pursuant to those agreements.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings that he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Restated Certificate of Incorporation and Bylaws.

Policies and Procedures for Review of Related Party Transactions

In 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $25,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit and Ethics Committee (or, where Audit and Ethics Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers and directors. In considering related-person transactions, the Audit and Ethics Committee takes into account the relevant available facts and circumstances including, but not limited to(a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit and Ethics Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit and Ethics Committee determines in the good faith exercise of its discretion.

COMPARISON OF 46 MONTH TOTAL RETURN3

The following graph compares the cumulative 46-month total return provided stockholders on Alexza Pharmaceuticals, Inc.’s common stock relative to the cumulative total returns of the NASDAQ Composite index and the NASDAQ Biotechnology index. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common stock on March 8, 2006 and in each of the indexes on February 28, 2006 and its relative performance is tracked through December 31, 2009.

COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN*
Among Alexza Pharmaceuticals, Inc., The NASDAQ Composite Index
And The NASDAQ Biotechnology Index

*$100 invested on 3/8/06 in stock or 2/28/06 in index, including reinvestment of dividends.
Fiscal year ending December 31.

	3/06	3/06	4/06	5/06	6/06	7/06	8/06	9/06	10/06	11/06	12/06	1/07
Alexza Pharmaceuticals, Inc.	100.00	114.57	105.76	95.89	86.13	86.02	82.26	94.48	95.53	98.24	133.84	113.40
NASDAQ Composite	100.00	103.10	102.85	96.81	96.60	93.59	97.66	101.07	106.28	109.26	109.09	111.60
NASDAQ Biotechnology	100.00	98.71	92.99	89.37	88.18	90.49	90.78	92.69	98.09	96.85	94.67	97.85

	2/07	3/07	4/07	5/07	6/07	7/07	8/07	9/07	10/07	11/07	12/07
Alexza Pharmaceuticals, Inc.	117.74	151.12	126.79	113.75	97.18	103.17	96.47	101.76	95.65	102.94	95.06
NASDAQ Composite	109.33	109.51	113.89	117.46	117.97	115.20	117.38	120.56	127.69	118.72	118.37
NASDAQ Biotechnology	94.84	92.31	100.31	98.99	96.55	95.49	96.86	102.75	107.20	104.23	97.89

3 The information included under the heading “Comparison of 46 Month Total Return” in this proxy statement shall not be deemed to be “soliciting material” or subject to Regulation 14A or 14C of the Exchange Act, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

	1/08	2/08	3/08	4/08	5/08	6/08	7/08	8/08	9/08	10/08	11/08	12/08
Alexza Pharmaceuticals, Inc.	74.03	74.27	80.85	77.91	60.16	46.30	69.10	62.40	58.05	33.49	21.15	37.25
NASDAQ Composite	106.62	101.41	101.25	107.38	112.22	102.17	102.30	103.73	91.28	75.38	67.83	69.96
NASDAQ Biotechnology	95.97	94.77	94.97	95.70	97.78	96.37	109.45	106.58	100.05	91.41	85.26	91.47

	1/09	2/09	3/09	4/09	5/09	6/09	7/09	8/09	9/09	10/09	11/09	12/09
Alexza Pharmaceuticals, Inc.	33.96	18.80	25.97	19.51	24.56	27.85	31.02	31.14	26.44	25.15	25.85	28.20
NASDAQ Composite	65.64	61.52	67.80	75.82	78.62	81.42	87.73	89.38	94.28	91.12	95.69	101.05
NASDAQ Biotechnology	90.05	81.72	84.80	83.23	85.67	90.74	98.52	97.13	99.87	91.47	97.59	100.49

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2011 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 is December 7, 2010. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals not to be included in next year’s proxy materials and director nominations including a requirement that the Company receive notice of any proposal or nomination at least 90 days and no more than 120 days before the first anniversary of the 2010 Annual Meeting of Stockholders. The Company’s Bylaws may be obtained by writing to Alexza Pharmaceuticals, Inc., Attention Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability or other proxy materials, as applicable, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or a copy of other proxy materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Alexza stockholders will be “householding” our proxy materials. A single Notice of Internet Availability will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a Notice of Internet Availability or other proxy materials, as applicable, please notify your broker or the Company. We will promptly deliver a separate copy of the Notice of Internet Availability or other proxy materials, as applicable, at no charge to any stockholder who sends a written request to Alexza Pharmaceuticals, Inc., Attention Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043 or calls the Corporate Secretary at (650) 944-7000, and requests a separate copy. Stockholders who currently receive multiple copies of the Notice of Internet Availability or other proxy materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the annual meeting, and, so far as is known to the Board, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

August J. Moretti
Senior Vice President, Chief Financial Officer and
Secretary

April 6, 2010

The Company’s 2009 Annual Report on Form 10-K is available without charge upon request. Any such request should be addressed to Alexza Pharmaceuticals, Inc., Attention Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043. The request must include a representation by the stockholder that as of March 22, 2010, the stockholder was entitled to vote at the annual meeting.

ALEXZA PHARMACEUTICALS, INC.
2091 STIERLIN COURT
MOUNTAIN VIEW, CA 94043
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M22230-P91282	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALEXZA PHARMACEUTICALS, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.
To elect the nine nominees for director named below, each to serve until the 2011 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Nominees:
01)	Thomas B. King	06)	Deepika R. Pakianathan, Ph.D.
02)	Hal V. Barron, M.D. FACC	07)	J. Leighton Read, M.D.
03)	Andrew L. Busser	08)	Gordon Ringold, Ph.D.
04)	Samuel D. Colella	09)	Isaac Stein
05)	Alan D. Frazier

The Board of Directors recommends you vote FOR the following proposal: Vote on Proposal		For	Against	Abstain

2.	To ratify the selection by the Audit and Ethics Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.	☐	☐	☐

And to conduct any other business properly brought before the meeting or any adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M22231-P91282
ALEXZA PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2010
The undersigned hereby appoints Thomas B. King and August J. Moretti, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Alexza Pharmaceuticals, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 2091 Stierlin Court, Mountain View, California 94043 on Tuesday, May 18, 2010 at 2:30 p.m. local time and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side